Exhibit 10(a)

Amendment to Directors Stock Compensation and Deferral Plan

Effective as of April 1, 2013, the Wells Fargo & Company Directors Stock Compensation and Deferral Plan (the “Director Plan”) is amended as follows:

1.	Section B, Paragraph 1 of Article IV of the Plan is amended to read in full as follows:

Exercise Price and Vesting. Each option granted under the Plan shall have an exercise price per share equal to the Fair Market Value as of the grant date of the option. The exercise price shall be payable (i) entirely in cash or (ii) entirely in Common Stock valued at Fair Market Value on the date the option is exercised, in accordance with procedures determined by the Plan Administrator, plus an amount of cash sufficient to avoid the purchase of a fractional share of Common Stock. Regardless of how the option exercise price is paid, withholding taxes arising out of the option exercise, if any, may be paid in cash or in Common Stock. To the extent that no violation of Section 16(b) of the Securities Exchange Act of 1934 or any other law would result, the payment of the exercise price of options granted hereunder may also be made by delivering a properly executed exercise notice together with irrevocable instructions to a broker, or some other communication acceptable to the Company, requiring the delivery to the Company of sale or loan proceeds sufficient to pay the option exercise price, together with any related withholding taxes if no other payment for such taxes satisfactory to the Company has been arranged; provided that such exercise shall be conditioned upon, and no shares shall be issued pursuant to such exercise until, receipt of such amount by the Company.

Except as expressly amended hereby, the Plan shall continue in full force and effect.